Exhibit 99.1

      February 10, 2006

      Contact: Katherine Taylor,
               Investor Relations
               815-961-7164

               TERESA IGLESIAS-SOLOMON NAMED TO BOARD OF DIRECTORS
                            OF AMCORE FINANCIAL, INC.

    ROCKFORD-- AMCORE Financial, Inc. (Nasdaq: AMFI) announces Teresa Iglesias-Solomon, Ann Arbor, Mich., has been named to the Company's Board of Directors. Her appointment will be effective at the May 2, 2006, board meeting. She is replacing Karen Branding who stepped down from the Board in August of 2005.

    Iglesias-Solomon, 48, is currently Hispanic Marketing Director for Domino's Pizza, a $4 billion publicly traded company with 5,000 stores. In her position, she oversees all of the marketing efforts targeted to the U.S. Hispanic market, including advertising, Internet, special promotions, public relations, product integration and new product development. Additionally, Iglesias-Solomon has been building the framework to increase the company's Hispanic marketing efforts, including work to establish a Domino's corporate Hispanic Advisory Council that will bring representatives from both Domino's corporate and franchise owned stores together for best practice sharing and strategic counsel.

    Iglesias-Solomon also is well known for the company she founded, Ninos Catalog Company, a direct marketing firm focused on bilingual educational products for children. For her work, she received a Silver award for best new catalog of the year from the National Catalog Conference. She also was featured in the Entrepreneur Magazine 40 Under 40 list in both the U.S. and Latin American editions.

    Iglesias-Solomon will serve on the board's Compensation Committee and the Governance and Nominating Committee. In addition to the position on AMCORE Financial's Board of Directors, she also works closely with Hispanic communities throughout the United States.

    Kenneth E. Edge, Chairman, President and Chief Executive Officer of AMCORE, notes, "Ms. Iglesias-Solomon has an outstanding background in marketing and advertising, with over 20 years of business experience in general management, marketing, and strategy development. She will bring excellent marketing and business development expertise to our organization, especially as we continue to expand our products and services to the Hispanic community."

    Iglesias-Solomon earned her bachelor's degree in engineering from I.T.E.S.M. in Queretaro, Mexico and holds a master's degree in nutrition from the University of California and a master's in business administration from Stanford University. She is fluent in Spanish and English, both written and spoken, with conversational proficiency in French and Italian.

                                     -more-

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AMCORE Financial, Inc. Names New Member to Board of Directors        page 2 of 2

    AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.3 billion with 73 locations in Illinois and Wisconsin. AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and wealth management services including trust, brokerage, investment management and comprehensive retirement plan services.

    AMCORE common stock is listed on The NASDAQ Stock Market under the symbol AMFI. Further information about AMCORE Financial, Inc. can be found at the Company's website at www.AMCORE.com.

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